Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2014 Financial Results;

Tightens 2014 EPS Guidance and Issues 2015 Guidance

•	Adjusted EPS(a) of $7.40 to $7.60 reaffirms mid-point of previous guidance range (excluding approximately $0.15 per share of expenses related to early retirement of debt)

•	2015 EPS projected to be in the range of $8.50 to $9.00, a growth rate of 17 percent from the 2014 adjusted EPS range at the mid-points

•	Consolidated revenues of $53.5 billion to $54.5 billion expected in 2015, a growth rate of more than 10 percent

•	2015 individual Medicare Advantage membership projected to grow by 235,000 to 255,000

•	Intends to initiate a $500 million accelerated share repurchase program after the market close

LOUISVILLE, KY (November 7, 2014) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2014 (3Q14) of $1.85, compared to diluted earnings per common share of $2.31 for the quarter ended September 30, 2013 (3Q13). As expected, EPS for 3Q14 was lower than that for 3Q13 due primarily to investments in health care exchanges and state-based contracts(b) and higher specialty prescription drug costs associated with a new treatment for Hepatitis C, partially offset by membership growth, improved utilization from increased membership in clinical programs, and a lower diluted share count.

For the nine months ended September 30, 2014 (YTD14) the company reported EPS of $6.39 compared to $7.90 for the nine months ended September 30, 2013 (YTD13). The lower year-over-year earnings reflected the items discussed above as well as $0.41 per share benefit in YTD13 from the settlement of contract claims with the Department of Defense (DoD) related to previously-disclosed litigation and the absence of the impact of sequestration in the first quarter of 2013 for the company’s Medicare business.

The company’s adjusted EPS range of $7.40 to $7.60 for the year ending December 31, 2014 (FY14) tightens the expected previous range of $7.25 to $7.75 to reflect expected reductions in volatility of earnings for FY14.

Looking ahead to the year ending December 31, 2015 (FY15), the company projects EPS to be in the range of $8.50 to $9.00. This guidance range reflects expected strong growth and operating efficiencies in the company’s Medicare offerings, break-even results in its HumanaOne® business and reduced investment spending in state-based contracts, partially offset by the expected increase in the non-deductible health insurance industry fee and a reduction in 2015 Medicare rates.

“We are pleased with the accomplishments we have made thus far in 2014,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “As we look to 2015, we anticipate an increasingly meaningful enterprise-wide benefit of higher membership. We expect the strong value proposition we provide our members, such as high Star quality ratings, relatively flat premiums and benefits and stable provider networks, will position us well for further membership growth and increasing return on capital.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

Consolidated revenues for 3Q14 were $12.24 billion, an increase of 18.6 percent from $10.32 billion in 3Q13, with total premiums and services revenue up 18.7 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher medical membership in the Retail segment and higher group Medicare Advantage membership in the Employer Group segment.

YTD14 consolidated revenues rose $5.05 billion, or 16.2 percent, to $36.17 billion from $31.13 billion in YTD13 with YTD14 total premiums and services revenues of $35.89 billion up $5.05 billion, or 16.4 percent, from $30.85 billion in YTD13. The YTD14 increase reflects the same factors impacting the third quarter year-over-year comparison, partially offset by the impact of sequestration which became effective April 1, 2013.

Consolidated benefits expense

The 3Q14 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.3 percent equaled the ratio for the prior year’s quarter as the year-over-year benefit from a lower ratio in the Retail segment combined with the company’s previously announced exit from its Puerto Rico Medicaid business on September 30, 2013 was offset by a higher ratio year over year in the Employer Group segment. The company experienced favorable prior-year medical claims reserve development of $94 million in 3Q14 compared to $66 million in 3Q13.

The YTD14 consolidated benefit ratio of 82.9 percent decreased by 30 basis points from 83.2 percent in YTD13 primarily reflecting the same factors impacting the third quarter year-over-year comparison. The company experienced favorable prior-year medical claims reserve development of $440 million in YTD14 compared to $432 million in YTD13.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 15.6 percent for 3Q14 increased from 15.1 percent in 3Q13, primarily reflecting higher ratios in the Retail and Employer Group segments.

The YTD14 consolidated operating cost ratio of 15.4 percent increased from 14.4 percent in YTD13. The YTD14 increase reflects the same factors impacting the third quarter year-over-year comparison.

Balance sheet

At September 30, 2014, the company had cash, cash equivalents, and investment securities of $12.74 billion, up $1.69 billion from $11.05 billion at June 30, 2014, primarily reflecting 3Q14 proceeds from the debt issuance discussed below and collection of the Medicare Risk Adjustment (MRA) payments from the Centers for Medicare and Medicaid Services (CMS). These were partially offset by the payment of the health insurance industry fee and funding the company’s other working capital requirements primarily related to higher Part D reinsurance subsidy receivables resulting from increased specialty prescription drug costs associated with a new treatment for Hepatitis C and higher receivables associated with premium stabilization programs, commonly referred to as the 3Rs(c).

Parent company cash and short-term investments of $2.49 billion at September 30, 2014 increased $1.75 billion from $736 million at June 30, 2014, primarily due to the net proceeds from the company’s debt issuance during the quarter.

Receivables declined from $2.1 billion at June 30, 2014 to $1.0 billion at September 30, 2014, primarily due to the collection of MRA payments from CMS during the quarter. Each year, the company receives significant MRA payments from CMS during the July and August timeframe, resulting from the mid-year and final prior year reconciliation process. Days in claims payable of 47.5 at September 30, 2014 decreased from 49.4 days at June 30, 2014 as a result of provider settlements associated with risk sharing arrangements, as a portion of these MRA receipts are subsequently disbursed to provider partners under contractual obligations associated with risk sharing arrangements.

At September 30, 2014, net receivables of $456 million related to the 3Rs were included primarily in other current assets. Approximately 82 percent of these net receivables related to reinsurance recoverables.

Debt-to-total capitalization at September 30, 2014 was 30.0 percent, up from 20.6 percent at June 30, 2014, primarily reflecting higher debt balances associated with the company’s recent debt issuance. During the third quarter, the company closed on a public offering of $1.75 billion in senior notes. These notes are comprised of $400 million of the company’s 2.625 percent senior notes due October 1, 2019, $600 million of the company’s 3.850 percent senior notes due October 1, 2024, and $750 million of the company’s 4.950 percent senior notes due October 1, 2044. In October, the company redeemed the $500 million 6.450 percent senior unsecured notes due June 1, 2016, at 100 percent of the principal amount plus applicable premium for early redemption and accrued and unpaid interest to the redemption date, for cash totaling approximately $560 million. The company recognized a pretax loss on extinguishment of debt of approximately $37 million in October for the redemption of these notes. Additionally, in October 2014, the company entered into a commercial paper program that will allow it to issue short-term, unsecured commercial paper notes in amounts not to exceed $1 billion with the net proceeds expected to be used for general corporate purposes, including repurchasing shares of its common stock. As of November 6, 2014 the company had $150 million outstanding on its commercial paper program.

Cash flows from operations

Cash flows provided by operations for 3Q14 were $954 million compared to cash flows provided by operations of $1.15 billion in 3Q13 with the change primarily driven by remittance during 3Q14 of the health insurance industry fee to the federal government, higher receivables recorded in 3Q14 associated with the 3Rs, and lower net income.

For YTD14, cash flows provided by operations totaled $1.43 billion versus $1.73 billion in cash flows from operations during YTD13. The year-over-year decline primarily reflected the same factors impacting third-quarter cash flows partially offset by other changes in working capital accounts.

Share repurchases and cash dividends

During 3Q14, the company executed share repurchases of $118 million, or approximately 967,200 of its outstanding shares, at an average price of $121.59 per share under its previous share repurchase authorizations. The company has repurchased 1,872,600 shares for $230 million during YTD14 compared to 3,779,700 shares for $301 million during YTD13.

In September 2014, the Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 replacing its previous $1 billion share repurchase authorization (of which approximately $816 million remained unused). As previously announced, the company expects a portion of the net proceeds from its recent senior notes offering will be used to repurchase $1 billion of Humana outstanding shares no later than June 30, 2015. For the period October 1, 2014 through November 6, 2014, the company repurchased 766,400 shares for $100 million at an average price of $130.50 under the current authorization. As of November 7, 2014, approximately $1.87 billion of the current repurchase authorization was remaining.

On November 7, 2014, the company announced it intends to enter into an agreement with a third party financial institution to effect a $500 million accelerated stock repurchase program after the market close. The company will repurchase shares through the program as part of the $2 billion authorized in September 2014. The actual number of shares repurchased under the agreement will be determined based on a volume-weighted average price of the company’s common stock during the purchase period.

The company paid cash dividends to its stockholders totaling $43 million in 3Q14 and $42 million in 3Q13. Cash dividends totaling $129 million were paid to the company’s stockholders during YTD14 compared to $125 million in YTD13.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transitions (LI-NET) program and contracts with various states to provide dual eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) benefits.

Retail Segment Highlights

Enrollment:

•	Individual Medicare Advantage membership was 2,417,900, including 15,100 dual eligible members from state-based contracts, as of September 30, 2014, an increase of 373,500, or 18.3 percent, from 2,044,400 as of September 30, 2013 and up 349,200, or 16.9 percent, from 2,068,700 at December 31, 2013, primarily due to net membership additions associated with the 2014 plan year as well as dual-eligible members from state-based contracts in Virginia and Illinois.

•	Membership in the company’s individual stand-alone PDPs was 3,936,400 as of September 30, 2014, an increase of 681,300, or 20.9 percent, from 3,255,100 at September 30, 2013 and up 664,700, or 20.3 percent, from 3,271,700 at December 31, 2013. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering.

•	Individual commercial medical membership increased to 1,085,800 at September 30, 2014, an increase of 593,000, or 120.3 percent, from 492,800 at September 30, 2013 and up 580,400, or 114.8 percent, from 505,400 at December 31, 2013. The membership growth for both periods primarily reflected new sales, both on-exchange and off-exchange, of plans compliant with the changes mandated by health care reform.

•	State-based Medicaid membership increased to 281,200 at September 30, 2014, an increase of 201,200 or 251.5 percent, from 80,000 at September 30, 2013 and up 195,700 or 228.9 percent, from 85,500 at December 31, 2013. This increase was primarily driven by the addition of membership from state-based contracts for Florida Medicaid and Florida LTSS contracts.

•	Membership in individual specialty products (d) was 1,219,500 at September 30, 2014, an increase of 179,600 or 17.3 percent, from 1,039,900 at September 30, 2013 and up 177,000, or 17.0 percent, from 1,042,500 at December 31, 2013, primarily due to increased membership in dental and vision offerings.

Premiums and services revenue:

•	The 3Q14 premiums and services revenue for the Retail segment was $8.61 billion, an increase of 28.1 percent from $6.72 billion in 3Q13. The increase resulted primarily from an 18.0 percent increase in average individual Medicare Advantage membership year over year and membership growth related to health care exchanges.

•	For YTD14 premium and services revenue for the Retail segment was $25.3 billion, an increase of 24.1 percent from $20.4 billion in YTD13, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Benefits expense:

•	The 3Q14 benefit ratio for the Retail segment of 83.8 percent decreased 30 basis points from 84.1 percent in 3Q13 primarily due to increased membership in clinical programs and the inclusion of the health insurance industry fee in the pricing of the company’s products, partially offset by higher specialty prescription drug costs associated with a new treatment for Hepatitis C, higher planned clinical investment spending, and higher benefit ratios associated with members from state-based contracts.

•	Retail segment benefits expense for 3Q14 included the beneficial effect of $66 million in favorable prior-year development compared to $54 million in 3Q13.

•	The YTD14 benefit ratio for the Retail segment of 84.6 percent was 10 basis points lower than the YTD13 ratio of 84.7 percent, primarily reflecting the same factors impacting the year-over-year comparisons for the third quarter.

Operating costs:

•	The Retail segment’s operating cost ratio of 12.4 percent in 3Q14 increased 170 basis points from 10.7 percent in 3Q13. The increase primarily resulted from the non-deductible health insurance industry fee mandated by health care reform and investment spending for health care exchanges and state-based contracts, partially offset by scale efficiencies associated with growth in the company’s Medicare and individual commercial membership. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 120 basis points in 3Q14.

•	The Retail segment’s operating cost ratio of 11.7 percent for YTD14 was up 200 basis points compared to 9.7 percent for YTD13, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Pretax results:

•	Retail segment pretax income of $322 million in 3Q14 compared to $338 million in 3Q13, a decrease of $16 million, reflecting an increase in the operating cost ratio, partially offset by a decrease in the segment’s benefit ratio.

•	For YTD14, pretax income for the Retail Segment of $913 million decreased by $193 million from YTD13 pretax earnings of $1.11 billion. The YTD14 decrease primarily reflected a higher operating cost ratio year over year, partially offset by a slightly lower benefit ratio.

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and voluntary benefit products, as well as Administrative Services Only (ASO) products and health and wellness solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Enrollment:

•	Fully-insured group Medicare Advantage membership was 484,900 at September 30, 2014, an increase of 59,500 members, or 14.0 percent, from 425,400 at September 30, 2013 and up 55,800, or 13.0 percent, from 429,100 at December 31, 2013, primarily due to the addition of a new large group account.

•	Group fully-insured commercial medical membership was 1,212,300 at September 30, 2014, an increase of 13,700 members, or 1.1 percent, from 1,198,600 at September 30, 2013 and declined by 24,700, or 2.0 percent from 1,237,000 at December 31, 2013, as higher small group business membership year over year was offset by lower membership in large group accounts. Approximately 63 percent of group fully-insured commercial medical membership was in small group accounts at September 30, 2014 versus 61 percent at September 30, 2013 and at December 31, 2013.

•	Group ASO commercial medical membership decreased to 1,111,900 at September 30, 2014, a decline of 49,100, or 4.2 percent, from 1,161,000 at September 30, 2013, and down 50,900, or 4.4 percent from 1,162,800 at December 31, 2013. This decline reflects continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Membership in Employer Group specialty products of 6,525,300 at September 30, 2014, declined 682,000, or 9.5 percent, from 7,207,300 at September 30, 2013, and declined 255,500, or 3.8 percent from 6,780,800 at December 31, 2013. This decrease resulted from declines in vision and dental membership related to the company’s planned discontinuance of certain unprofitable product distribution partnerships.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, rose 1,084,900, or 39.4 percent to 3,838,800 at September 30, 2014 from 2,753,900 at September 30, 2013 and rose 1,007,800, or 35.6 percent from 2,831,000 at December 31, 2013 primarily due to the addition of group Medicare members as well as individual Medicare Advantage and fully-insured individual commercial medical membership growth.

Premiums and services revenue:

•	The 3Q14 premiums and services revenue for the Employer Group segment was $3.10 billion, up 8.9 percent from $2.85 billion in 3Q13, primarily reflecting the impacts of higher average group Medicare Advantage membership.

•	For YTD14 premium and services revenue for the Employer Group segment was $9.3 billion, an increase of 9.1 percent from $8.5 billion in YTD13, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Benefits expense:

•	The 3Q14 benefit ratio for the Employer Group segment was 86.5 percent, an increase of 220 basis points from 84.3 percent for 3Q13. The year-over-year increase in the benefit ratio reflected higher utilization, primarily due to costs associated with a new treatment for Hepatitis C, as well as the continuing impact of transitional policy changes, partially offset by the inclusion of the health insurance industry fee and other health care reform related taxes and fees in pricing.

•	Employer Group segment benefits expense for 3Q14 included the beneficial effect of $27 million in favorable prior-year development compared to $11 million in 3Q13.

•	The YTD14 benefits ratio for the Employer Group segment of 82.9 percent increased from the 82.1 percent ratio for YTD13, primarily reflecting the same factors impacting the year-over-year comparisons for the third quarter.

Operating costs:

•	The Employer Group segment’s operating cost ratio was 15.7 percent in 3Q14, an increase of 20 basis points from 15.5 percent (e) in 3Q13, primarily reflecting the impact of the non-deductible health insurance industry fee and other fees mandated by health care reform and a higher percentage of small group commercial business which carries a higher operating cost ratio than large group business. These increases were partially offset by an increase in group Medicare Advantage membership which generally carries a lower operating cost ratio than commercial group medical membership, as well as operating cost efficiencies. The non-deductible health insurance industry fee increased the Employer Group segment’s operating cost ratio by approximately 120 basis points in 3Q14.

•	The Employer Group segment’s operating cost ratio of 16.0 percent for YTD14 was up 70 basis points compared to 15.3 percent for YTD13 primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Pretax results:

•	The 3Q14 Employer Group segment pretax income of $13 million declined from pretax income of $76 million (e) in 3Q13, primarily reflecting an increase in the segment’s benefit and operating cost ratios.

•	For YTD14, pretax income for the Employer Group Segment of $328 million decreased by $94 million versus YTD13 pretax earnings of $422 million (e). The YTD14 decrease primarily reflects the same factors impacting the quarterly comparisons.

HEALTHCARE SERVICES SEGMENT

This segment includes services primarily offered to the company’s health plan members as well as to third parties including pharmacy solutions, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services.

Healthcare Services Segment Highlights

Revenues:

•	Revenue of $5.15 billion in 3Q14 for the Healthcare Services segment increased $1.11 billion, or 27.3 percent, from $4.04 billion (e) in 3Q13, primarily due to substantial growth in the company’s Medicare membership which resulted in higher utilization of the pharmacy solutions and home based services businesses.

•	For YTD14 revenue for the Healthcare Services segment was $14.7 billion, an increase of 25.6 percent from $11.7 billion in YTD13, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio was 95.4 percent in 3Q14, unchanged compared to the 3Q13(e) operating cost ratio, primarily reflecting an improvement in the ratio for the company’s pharmacy solutions business offset by the build out of home based services and other businesses across the segment.

•	The Healthcare Services segment’s operating cost ratio of 95.2 percent for YTD14 was down 50 basis points compared to 95.7 percent for YTD13 primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Operating statistics:

•	Primary care providers in value based (risk) arrangements of approximately 13,300 at September 30, 2014 increased 19.8 percent from 11,100 at September 30, 2013, and increased 17.7 percent from 11,300 at December 31, 2013, primarily driven by the company’s focus on increasing the number of members served through these value based (risk) arrangements. At September 30, 2014, 28.5 percent of the company’s individual Medicare Advantage members were in value based (risk) arrangements, compared to 27.0 percent at September 30, 2013 and 27.1 percent at December 31, 2013.

•	Membership in the Humana Chronic Care Program rose to 379,900 at September 30, 2014, up 53.2 percent from 248,000 at September 30, 2013, and up 35.6 percent from 280,200 members at December 31, 2013, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for the company’s Medicare Advantage membership.

•	Pharmacy script volumes of 83.5 million for the quarter ended September 30, 2014 increased 19.8 percent compared to 69.7 million for the quarter ended September 30, 2013 driven primarily by higher average medical membership.

Pretax results:

•	Healthcare Services segment pretax income of $202 million in 3Q14 increased from $149 million(e) in 3Q13, primarily due to the operating cost ratio remaining unchanged on a revenue base that reflects strong growth correlated to higher Medicare membership.

•	For YTD14, pretax income for the Healthcare Services segment of $593 million increased by $202 million from YTD13 pretax earnings of $391 million (e), primarily reflecting a 50 basis point decline in the segment’s operating cost ratio on a revenue base that reflects strong growth correlated to higher Medicare membership.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services business and closed-block long-term care insurance policies. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Premium revenue:

•	Premium revenue for Other Businesses declined substantially in 3Q14 compared to 3Q13 due to the previously announced exit from the company’s Puerto Rico Medicaid business noted above.

Pretax results:

•	Other Businesses reported a pretax income of $14 million in 3Q14 versus a pretax income of $23 million in 3Q13, primarily reflecting the exit of Medicaid contracts in Puerto Rico.

•	For YTD14, Other Businesses reported pretax income of $56 million increased $5 million compared to pretax income of $51 million in YTD13, primarily reflecting the exit of Medicaid contracts in Puerto Rico and associated costs in YTD13. In addition, YTD13 included a reduction of benefits expense related to a favorable settlement of contract claims with the DoD associated with previously-disclosed litigation.

Footnotes

(a)	Adjusted earnings per share for 2014 excludes approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014. The Company has included this financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded item (retirement of debt) is not a recurring part of the company’s operating plan. Consequently, management uses this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. To reconcile the non-GAAP to the GAAP amount, approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014 should be deducted, to arrive at GAAP EPS guidance of $7.25 to $7.45.

(b)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.

(c)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products.

(d)	The company provides a full range of insured specialty products including dental, vision and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(e)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate , Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. In addition, if Humana is unable to adjust its business model to address the non-deductible health insurance industry fee and other assessments, including the three-year commercial reinsurance fee, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	Humana’s participation in, and the operational functionality of, the new federal and state health care exchanges, which have experienced certain technical difficulties in their early implementation and which entail uncertainties associated with mix and volume of business, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2013;

•	Form 10-Q for the quarter ended March 31, 2014 and June 30, 2014;

•	Form 8-Ks filed during 2014.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance information

Humana Inc. – Earnings Guidance Points as of November 7, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014 (FY14)	For the year ending December 31, 2015 (FY15)	Comments

Diluted earnings per common share	$7.40 to $7.60 (adjusted) (a) (was $7.25 to $7.75)	$8.50 to $9.00

(a) Adjusted earnings per share for 2014 excludes approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014. The Company has included this financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded item (retirement of debt) is not a recurring part of the company’s operating plan. Consequently, management uses this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. To reconcile the non-GAAP to the GAAP amount, approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014 should be deducted, to arrive at GAAP EPS guidance of $7.25 to $7.45.

Revenues
Consolidated	$48 billion to $49 billion (was $47 billion to $49 billion)	$53.5 billion to $54.5 billion	Revenues include expected interest income.

Segments
Retail Segment	$33.5 billion to $34.5 billion (no change)	$38.5 billion to $40.0 billion	Segment-level revenues include intersegment amounts that eliminate in consolidation.
Employer Group Segment	$12.0 billion to $12.5 billion (was $12 billion to $13 billion)	$12 billion to $13 billion

Healthcare Services Segment	$19.5 billion to $20.0 billion (no change)	$22.5 billion to $23.5 billion

Consolidated investment income	$350 million to $400 million (no change)	$350 million to $400 million	Investment income is included in revenue guidance above.

Humana Inc. — Earnings Guidance Points as of November 7, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014 (FY14)	For the year ending December 31, 2015 (FY15)	Comments
Ending medical membership; and changes
Retail Segment
Medicare Advantage (MA)	2,443,700 to 2,453,700; Up 375,000 to 385,000 (was Up 375,000 to 390,000)	2,683,700 to 2,703,700; Up 235,000 to 255,000	Includes MA membership sold directly to individuals as well as dual-eligible MA members from state-based contracts.

Medicare stand-alone PDPs	3,829,100 to 3,879,100; Up 650,000 to 700,000 (was Up 575,000 to 625,000)	4,329,100 to 4,379,100; Up 475,000 to 525,000	Medicare stand-alone PDPs exclude Limited Income Newly Eligible Transitions (LI-NET) membership.

State-based Medicaid	275,500 to 295,500; Up 190,000 to 210,000 (was Up 225,000 to 275,000)	285,500 to 290,500; Flat to Up 5,000

Includes Medicaid Temporary Assistance for Needy Families (TANF) which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) membership from state-based contracts.

Individual commercial	980,400 to 1,030,400; Up 475,000 to 525,000 (was Up 425,000 to 500,000)	915,400 to 925,400; Down 80,000 to 90,000	Includes membership expectations for both on-exchange and off-exchange enrollment.

Medicare Supplement	129,700 to 139,700; Up 35,000 to 45,000 (was Up 20,000 to 40,000)	170,000 to 180,000; Up 35,000 to 45,000

Employer Group Segment
Medicare Advantage	479,100 to 499,100; Up 50,000 to 70,000 (no change)	479,100 to 489,100; Flat to Down 10,000
Commercial fully-insured	1,187,000 to 1,197,000; Down 40,000 to 50,000 (was Down 35,000 to 45,000)	1,162,000 to 1,172,000; Down 20,000 to 30,000
Commercial ASO	1,092,800 to 1,102,800; Down 60,000 to 70,000 (no change)	672,800 to 697,800; Down 400,000 to 425,000

Humana Inc. — Earnings Guidance Points as of November 7, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014 (FY14)	For the year ending December 31, 2015 (FY15)	Comments
Benefit ratios
Retail Segment	83.5% to 84.5% (was 83.0% to 85.0%)	83.5% to 84.5%	Benefits expense as a percent of premiums.
Employer Group Segment	83.5% to 84.5% (was 83.0% to 84.0%)	83.5% to 84.5%

Operating cost ratios
Consolidated	15.75% to 16.25% (was 15.4% to 16.0%)	14.5% to 15.5%	Operating costs as a percent of total revenues excluding investment income.
Healthcare Services Segment	95.25% to 95.75% (was 95.5% to 96.0%)	95.5% to 96.0%

Consolidated depreciation and amortization (D&A)
Income statement	$330 million to $340 million (no change)	$350 million to $370 million	Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement.
Cash flows statement	$435 million to $445 million (no change)	$470 million to $490 million

Consolidated interest expense	$190 million to $195 million (was $140 million to $145 million)	$185 million to $190 million	Interest expense for FY14 includes $0.15 per share of expenses from early retirement of debt in 4Q14.

Pretax results			Segment-level pretax results include the impact of net investment income.

Retail Segment	$1.13 billion to $1.18 billion (was $1.15 billion to $1.25 billion)	$1.425 billion to $1.525 billion	FY15 includes $0.30 to $0.35 per share of investment spending related to state-based contracts.

Employer Group Segment	$250 million to $290 million (was $275 million to $325 million)	$275 million to $325 million

Healthcare Services Segment	$725 million to $775 million (was $675 million to $725 million)	$775 million to $825 million

Effective Tax Rate	46% to 47% (no change)	49.0% to 49.5%	Reflects the non-deductibility of the industry fee.

Weighted average shares for diluted earnings per common share	Approximately 156 million (was 156.5 million to 157.5 million)	Approximately 150 million	Reflects impact of repurchases.

Humana Inc. — Earnings Guidance Points as of November 7, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014 (FY14)	For the year ending December 31, 2015 (FY15)	Comments
Cash flows from operations	$1.1 billion to $1.4 billion (no change)	$1.5 billion to $1.8 billion

Includes anticipated FY14 receivables of $700 million to $750 million and FY15 receivables of $325 million to $400 million related to health care exchange risk adjustment, reinsurance, and risk corridor programs.

Capital expenditures	$500 million to $525 million (was $525 million to $575 million)	$575 million to $625 million

Humana Inc. — Earnings Guidance Points as of November 7, 2014

Key Assumptions Affecting 2015 Guidance*

*  Guidance range midpoints used for simplicity. The consolidated EPS midpoint is driven by detailed factors where the midpoint of the related ranges may not be representative of the point estimate in the company’s detailed forecast.

Dollars in millions except per share amounts

	Pretax Income
	Retail	Employer Group	Healthcare Services	Other	Consolidated	EPS
FY14 Guidance - Adjusted EPS (a)	$1,155	$270	$750	$17	$2,192	$7.50
Impact of Industry Fee (EPS includes impact of non-deductibility)	(245)	(65)	—	—	(310)	(2.05)
Net Operating Improvement	240	75	—	3	318	1.45
Net Membership Growth	160	(10)	50	—	200	0.80
Hepatitis C Recovery	80	30	—	—	110	0.45
Reduced Investment Spending - Healthcare Exchanges & State-based Contracts	85	—	—	—	85	0.35
Share repurchase (net of interest expense)	—	—	—	(30)	(30)	0.25

FY15 Guidance	$1,475	$300	$800	($10)	$2,565	$8.75

(a) Adjusted earnings per share for 2014 excludes approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014. The Company has included this financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded item (retirement of debt) is not a recurring part of the company’s operating plan. Consequently, management uses this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. To reconcile the non-GAAP to the GAAP amount, approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014 should be deducted, to arrive at GAAP EPS guidance of $7.25 to $7.45.

Humana Inc.

Statistical Schedules

And

Supplementary Information

3Q14 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

3Q14 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income

S-5-6	Quarterly Segment Financial Information

S-7-8	YTD Segment Financial Information

S-9	Consolidated Balance Sheets

S-10-11	Consolidated Statements of Cash Flows

S-12	Key Income Statement Ratios and Segment Operating Results

S-13-15	Healthcare Services Segment Metrics

S-16	Membership Detail

S-17-18	Premiums and Services Revenue Detail

S-19	Medicare Summary

S-20	Investments

S-21-23	Benefits Payable Detail and Statistics

S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended September 30,		Dollar	Percentage
	2014	2013	Change	Change
Revenues:
Premiums	$11,607	$9,698	$1,909	19.7%
Services	536	528	8	1.5%
Investment income	95	93	2	2.2%

Total revenues	12,238	10,319	1,919	18.6%

Operating expenses:
Benefits	9,666	8,075	1,591	19.7%
Operating costs	1,898	1,540	358	23.2%
Depreciation and amortization	85	83	2	2.4%

Total operating expenses	11,649	9,698	1,951	20.1%

Income from operations	589	621	(32)	-5.2%
Interest expense	38	35	3	8.6%

Income before income taxes	551	586	(35)	-6.0%
Provision for income taxes	261	218	43	19.7%

Net income	$290	$368	$(78)	-21.2%

Basic earnings per common share	$1.87	$2.34	$(0.47)	-20.1%
Diluted earnings per common share	$1.85	$2.31	$(0.46)	-19.9%
Shares used in computing basic earnings per common share (000’s)	154,502	157,187
Shares used in computing diluted earnings per common share (000’s)	156,230	158,907

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Nine Months Ended September 30,		Dollar	Percentage
	2014	2013	Change	Change
Revenues:
Premiums	$34,274	$29,267	$5,007	17.1%
Services	1,620	1,581	39	2.5%
Investment income	278	278	—	0.0%

Total revenues	36,172	31,126	5,046	16.2%

Operating expenses:
Benefits	28,417	24,361	4,056	16.6%
Operating costs	5,518	4,447	1,071	24.1%
Depreciation and amortization	246	243	3	1.2%

Total operating expenses	34,181	29,051	5,130	17.7%

Income from operations	1,991	2,075	(84)	-4.0%
Interest expense	108	105	3	2.9%

Income before income taxes	1,883	1,970	(87)	-4.4%
Provision for income taxes	881	709	172	24.3%

Net income	$1,002	$1,261	$(259)	-20.5%

Basic earnings per common share	$6.46	$7.98	$(1.52)	-19.0%
Diluted earnings per common share	$6.39	$7.90	$(1.51)	-19.1%
Shares used in computing basic earnings per common share (000’s)	155,006	158,026
Shares used in computing diluted earnings per common share (000’s)	156,641	159,611

Humana Inc.

3Q14 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$6,508	$1,381	$—	$—	$—	$7,889
Medicare stand-alone PDP	804	2	—	—	—	806

Total Medicare	7,312	1,383	—	—	—	8,695

Fully-insured	926	1,335	—	—	—	2,261
Specialty	67	274	—	—	—	341
Military services	—	—	—	5	—	5
Medicaid and other (A)	292	—	—	13	—	305

Total premiums	8,597	2,992	—	18	—	11,607

Services revenue:
Provider	—	6	302	—	—	308
ASO and other (B)	10	84	—	108	—	202
Pharmacy	—	—	26	—	—	26

Total services revenue	10	90	328	108	—	536

Total revenues—external customers	8,607	3,082	328	126	—	12,143

Intersegment revenues
Services	—	22	3,851	—	(3,873)	—
Products	—	—	968	—	(968)	—

Total intersegment revenues	—	22	4,819	—	(4,841)	—

Investment income	19	11	—	15	50	95

Total revenues	8,626	3,115	5,147	141	(4,791)	12,238

Operating expenses:
Benefits	7,201	2,589	—	27	(151)	9,666
Operating costs	1,063	487	4,908	96	(4,656)	1,898
Depreciation and amortization	40	26	37	4	(22)	85

Total operating expenses	8,304	3,102	4,945	127	(4,829)	11,649

Income from operations	322	13	202	14	38	589
Interest expense	—	—	—	—	38	38

Income before income taxes	$322	$13	$202	$14	$—	$551

Benefit ratio	83.8%	86.5%		150.0%		83.3%
Operating cost ratio	12.4%	15.7%	95.4%	76.2%		15.6%

Humana Inc.

3Q13 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,552	$1,193	$—	$—	$—	$6,745
Medicare stand-alone PDP	740	2	—	—	—	742

Total Medicare	6,292	1,195	—	—	—	7,487

Fully-insured	292	1,278	—	—	—	1,570
Specialty	54	273	—	—	—	327
Military services	—	—	—	6	—	6
Medicaid and other (A)	76	—	—	232	—	308

Total premiums	6,714	2,746	—	238	—	9,698

Services revenue:
Provider	—	6	310	—	—	316
ASO and other (B)	3	84	—	108	—	195
Pharmacy	—	—	17	—	—	17

Total services revenue	3	90	327	108	—	528

Total revenues—external customers	6,717	2,836	327	346	—	10,226

Intersegment revenues
Services	—	14	2,999	—	(3,013)	—
Products	—	—	716	—	(716)	—

Total intersegment revenues	—	14	3,715	—	(3,729)	—

Investment income	19	10	—	15	49	93

Total revenues	6,736	2,860	4,042	361	(3,680)	10,319

Operating expenses:
Benefits	5,647	2,316	—	230	(118)	8,075
Operating costs	718	443	3,856	103	(3,580)	1,540
Depreciation and amortization	33	25	37	5	(17)	83

Total operating expenses	6,398	2,784	3,893	338	(3,715)	9,698

Income from operations	338	76	149	23	35	621
Interest expense	—	—	—	—	35	35

Income before income taxes	$338	$76	$149	$23	$—	$586

Benefit ratio	84.1%	84.3%		96.6%		83.3%
Operating cost ratio	10.7%	15.5%	95.4%	29.8%		15.1%

Humana Inc.

YTD 3Q14 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$19,443	$4,131	$—	$—	$—	$23,574
Medicare stand-alone PDP	2,606	6	—	—	—	2,612

Total Medicare	22,049	4,137	—	—	—	26,186

Fully-insured	2,363	3,985	—	—	—	6,348
Specialty	192	824	—	—	—	1,016
Military services	—	—	—	15	—	15
Medicaid and other (A)	667	—	—	42	—	709

Total premiums	25,271	8,946	—	57	—	34,274

Services revenue:
Provider	—	17	899	—	—	916
ASO and other (B)	37	246	—	349	—	632
Pharmacy	—	—	72	—	—	72

Total services revenue	37	263	971	349	—	1,620

Total revenues—external customers	25,308	9,209	971	406	—	35,894

Intersegment revenues
Services	—	57	11,002	—	(11,059)	—
Products	—	—	2,752	—	(2,752)	—

Total intersegment revenues	—	57	13,754	—	(13,811)	—

Investment income	56	32	—	45	145	278

Total revenues	25,364	9,298	14,725	451	(13,666)	36,172

Operating expenses:
Benefits	21,371	7,417	—	82	(453)	28,417
Operating costs	2,968	1,478	14,024	301	(13,253)	5,518
Depreciation and amortization	112	75	108	12	(61)	246

Total operating expenses	24,451	8,970	14,132	395	(13,767)	34,181

Income from operations	913	328	593	56	101	1,991
Interest expense	—	—	—	—	108	108

Income (loss) before income taxes	$913	$328	$593	$56	$(7)	$1,883

Benefit ratio	84.6%	82.9%		143.9%		82.9%
Operating cost ratio	11.7%	16.0%	95.2%	74.1%		15.4%

Humana Inc.

YTD 3Q13 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$16,860	$3,543	$—	$—	$—	$20,403
Medicare stand-alone PDP	2,286	6	—	—	—	2,292

Total Medicare	19,146	3,549	—	—	—	22,695

Fully-insured	856	3,819	—	—	—	4,675
Specialty	155	823	—	—	—	978
Military services	—	—	—	22	—	22
Medicaid and other (A)	227	—	—	670	—	897

Total premiums	20,384	8,191	—	692	—	29,267

Services revenue:
Provider	—	15	928	—	—	943
ASO and other (B)	7	250	—	342	—	599
Pharmacy	—	—	39	—	—	39

Total services revenue	7	265	967	342	—	1,581

Total revenues—external customers	20,391	8,456	967	1,034	—	30,848

Intersegment revenues
Services	—	37	8,706	—	(8,743)	—
Products	—	—	2,050	—	(2,050)	—

Total intersegment revenues	—	37	10,756	—	(10,793)	—

Investment income	55	31	—	45	147	278

Total revenues	20,446	8,524	11,723	1,079	(10,646)	31,126

Operating expenses:
Benefits	17,272	6,728	—	668	(307)	24,361
Operating costs	1,971	1,299	11,223	347	(10,393)	4,447
Depreciation and amortization	97	75	109	13	(51)	243

Total operating expenses	19,340	8,102	11,332	1,028	(10,751)	29,051

Income from operations	1,106	422	391	51	105	2,075
Interest expense	—	—	—	—	105	105

Income before income taxes	$1,106	$422	$391	$51	$—	$1,970

Benefit ratio	84.7%	82.1%		96.5%		83.2%
Operating cost ratio	9.7%	15.3%	95.7%	33.6%		14.4%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	September 30,	December 31,	YTD Change
	2014	2013	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$2,705	$1,138
Investment securities	8,088	8,090
Receivables, net	1,004	950
Other current assets	3,839	2,122

Total current assets	15,636	12,300	$3,336	27.1%
Property and equipment, net	1,349	1,218
Long-term investment securities	1,947	1,710
Goodwill	3,695	3,733
Other long-term assets	1,704	1,774

Total assets	$24,331	$20,735	$3,596	17.3%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,676	$3,893
Trade accounts payable and accrued expenses	2,068	1,821
Book overdraft	267	403
Unearned revenues	246	206
Current portion of long-term debt	512	—

Total current liabilities	7,769	6,323	$1,446	22.9%
Long-term debt	3,826	2,600
Future policy benefits payable	2,299	2,207
Other long-term liabilities	312	289

Total liabilities	14,206	11,419	$2,787	24.4%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 197,843,933 issued at September 30, 2014	33	33
Capital in excess of par value	2,400	2,267
Retained earnings	9,813	8,942
Accumulated other comprehensive income	233	158
Treasury stock, at cost, 44,508,980 shares at September 30, 2014	(2,354)	(2,084)

Total stockholders’ equity	10,125	9,316	$809	8.7%

Total liabilities and stockholders’ equity	$24,331	$20,735	$3,596	17.3%

Debt-to-total capitalization ratio	30.0%	21.8%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)- trailing 12 months	8.0%	11.3%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended September 30,		Dollar	Percentage
	2014	2013	Change	Change
Cash flows from operating activities
Net income	$290	$368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112	106
Net realized capital gains	(6)	(4)
Stock-based compensation	21	22
Provision for deferred income taxes	9	39
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	1,069	771
Other assets	(46)	(57)
Benefits payable	(102)	(91)
Other liabilities	(403)	(28)
Unearned revenues	(2)	5
Other, net	12	16

Net cash provided by operating activities	954	1,147	($193)	-16.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(149)
Purchases of property and equipment	(145)	(123)
Purchases of investment securities	(981)	(1,280)
Maturities of investment securities	190	304
Proceeds from sales of investment securities	164	253

Net cash used in investing activities	(772)	(995)	$223	22.4%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(616)	(333)
Proceeds from issuance of senior notes, net	1,733	—
Change in book overdraft	(27)	27
Common stock repurchases	(118)	(94)
Excess tax benefit from stock-based compensation	1	6
Dividends paid	(43)	(42)
Proceeds from stock option exercises and other	—	20

Net cash provided by (used in) financing activities	930	(416)	$1,346	323.6%

Increase (decrease) in cash and cash equivalents	1,112	(264)
Cash and cash equivalents at beginning of period	1,593	1,519

Cash and cash equivalents at end of period	$2,705	$1,255

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Nine Months Ended September 30,		Dollar	Percentage
	2014	2013	Change	Change
Cash flows from operating activities
Net income	$1,002	$1,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	325	312
Net realized capital gains	(9)	(14)
Stock-based compensation	76	73
(Benefit) provision for deferred income taxes	(30)	31
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(68)	(89)
Other assets	(960)	(165)
Benefits payable	783	287
Other liabilities	238	24
Unearned revenues	40	(32)
Other, net	28	44

Net cash provided by operating activities	1,425	1,732	($307)	-17.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(3)	(161)
Purchases of property and equipment	(361)	(310)
Proceeds from sale of business	72	33
Purchases of investment securities	(1,949)	(2,665)
Maturities of investment securities	702	853
Proceeds from sales of investment securities	1,171	1,107

Net cash used in investing activities	(368)	(1,143)	$775	67.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(743)	(201)
Proceeds from issuance of senior notes, net	1,733	—
Change in book overdraft	(136)	(51)
Common stock repurchases	(270)	(325)
Excess tax benefit from stock-based compensation	10	6
Dividends paid	(129)	(125)
Proceeds from stock option exercises and other	45	56

Net cash provided by (used in) financing activities	510	(640)	$1,150	179.7%

Increase (decrease) in cash and cash equivalents	1,567	(51)
Cash and cash equivalents at beginning of period	1,138	1,306

Cash and cash equivalents at end of period	$2,705	$1,255

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended September 30,			Percentage	Nine Months Ended September 30,			Percentage
	2014	2013	Difference	Change	2014	2013	Difference	Change
Benefit ratio
Retail	83.8%	84.1%	-0.3%		84.6%	84.7%	-0.1%
Employer Group	86.5%	84.3%	2.2%		82.9%	82.1%	0.8%
Other Businesses	150.0%	96.6%	53.4%		143.9%	96.5%	47.4%
Consolidated	83.3%	83.3%	0.0%		82.9%	83.2%	-0.3%
Operating cost ratio
Retail	12.4%	10.7%	1.7%		11.7%	9.7%	2.0%
Employer Group	15.7%	15.5%	0.2%		16.0%	15.3%	0.7%
Healthcare Services	95.4%	95.4%	0.0%		95.2%	95.7%	-0.5%
Other Businesses	76.2%	29.8%	46.4%		74.1%	33.6%	40.5%
Consolidated	15.6%	15.1%	0.5%		15.4%	14.4%	1.0%
Detail of pretax income
Retail	$322	$338	($16)	-4.7%	$913	$1,106	($193)	-17.5%
Employer Group	$13	$76	($63)	-82.9%	$328	$422	($94)	-22.3%
Healthcare Services	$202	$149	$53	35.6%	$593	$391	$202	51.7%
Other Businesses	$14	$23	($9)	-39.1%	$56	$51	$5	9.8%
Consolidated	$551	$586	($35)	-6.0%	$1,883	$1,970	($87)	-4.4%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended September 30, 2014	Quarter Ended September 30, 2013	Difference		Quarter Ended June 30, 2014	Difference
Primary Care Providers:
Risk (D)
Owned / JV	2,700	2,900	(200)	-6.9%	2,900	(200)	-6.9%
Contracted	10,600	8,200	2,400	29.3%	10,400	200	1.9%
Path-to-Risk (E)	25,200	21,900	3,300	15.1%	25,200	—	0.0%
Medicare Care Management Professionals:
Employed	7,500	4,800	2,700	56.3%	6,800	700	10.3%
Contracted	12,100	6,400	5,700	89.1%	10,400	1,700	16.3%

Total	19,600	11,200	8,400	75.0%	17,200	2,400	14.0%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	379,900	248,000	131,900		344,500	35,400
Number of high-risk discharges enrolled in Humana Transitions Program	32,700	11,500	21,200		20,400	12,300

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended September 30, 2014	Quarter Ended September 30, 2013	Year-over-Year Difference		Quarter Ended June 30, 2014	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	87.6%	86.3%	1.3%		87.5%	0.1%
Employer Group	81.4%	79.7%	1.7%		81.3%	0.1%
Total	87.1%	85.7%	1.4%		87.0%	0.1%

Mail-Order Penetration
Retail	23.8%	23.2%	0.6%		23.9%	-0.1%
Employer Group	13.4%	14.5%	-1.1%		13.5%	-0.1%
Total	23.0%	22.5%	0.5%		23.0%	0.0%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume
Retail	75,000	61,800	13,200	21.4%	73,100	1,900	2.6%
Employer Group	8,500	7,900	600	7.6%	8,500	—	0.0%

Total	83,500	69,700	13,800	19.8%	81,600	1,900	2.3%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Nine Months Ended	Nine Months Ended	Year-over-Year
	September 30, 2014	September 30, 2013	Difference
Pharmacy:
Generic Dispense Rate
Retail	87.4%	86.4%	1.0%
Employer Group	81.2%	79.8%	1.4%
Total	86.9%	85.8%	1.1%

Mail-Order Penetration
Retail	23.9%	22.8%	1.1%
Employer Group	13.5%	14.3%	-0.8%
Total	23.0%	22.1%	0.9%

				Percentage
			Difference	Change
Script volume
Retail	218,500	180,500	38,000	21.1%
Employer Group	25,200	23,300	1,900	8.2%

Total	243,700	203,800	39,900	19.6%

Humana Inc.

Membership Detail

In thousands

	Ending	Average	Ending	Year-over-Year Change		Ending	YTD Change
	September 30, 2014	3Q14	September 30, 2013	Amount	Percent	December 31, 2013	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,417.9	2,406.4	2,044.4	373.5	18.3%	2,068.7	349.2	16.9%
Medicare stand-alone PDPs	3,936.4	3,919.5	3,255.1	681.3	20.9%	3,271.7	664.7	20.3%
Individual commercial	1,085.8	1,100.0	492.8	593.0	120.3%	505.4	580.4	114.8%
State-based Medicaid (F)	281.2	238.3	80.0	201.2	251.5%	85.5	195.7	228.9%
Medicare Supplement	129.2	127.6	92.5	36.7	39.7%	94.7	34.5	36.4%

Total Retail	7,850.5	7,791.8	5,964.8	1,885.7	31.6%	6,026.0	1,824.5	30.3%

Employer Group
Medicare Advantage fully-insured	484.9	483.1	425.4	59.5	14.0%	429.1	55.8	13.0%
Medicare stand-alone PDPs	4.4	4.5	4.2	0.2	4.8%	4.2	0.2	4.8%
Fully-insured medical commercial	1,212.3	1,211.3	1,198.6	13.7	1.1%	1,237.0	(24.7)	-2.0%
ASO commercial	1,111.9	1,113.3	1,161.0	(49.1)	-4.2%	1,162.8	(50.9)	-4.4%

Total Employer Group	2,813.5	2,812.2	2,789.2	24.3	0.9%	2,833.1	(19.6)	-0.7%

Other Businesses
Military services	3,085.6	3,107.7	3,103.5	(17.9)	-0.6%	3,101.8	(16.2)	-0.5%
Puerto Rico Medicaid and other	36.0	36.2	556.2	(520.2)	-93.5%	23.4	12.6	53.8%

Total Other Businesses	3,121.6	3,143.9	3,659.7	(538.1)	-14.7%	3,125.2	(3.6)	-0.1%

Total Medical Membership	13,785.6	13,747.9	12,413.7	1,371.9	11.1%	11,984.3	1,801.3	15.0%

Detail of Individual commercial
ACA compliant:
On-Exchange	601.4	611.2	—	601.4	NA	—	601.4	NA
Off-Exchange	126.4	123.4	—	126.4	NA	—	126.4	NA
Non-ACA compliant (legacy)	358.0	365.4	492.8	(134.8)	-27.4%	505.4	(147.4)	-29.2%

Total individual commercial	1,085.8	1,100.0	492.8	593.0	120.3%	505.4	580.4	114.8%

Specialty Membership:
Retail
Dental—fully-insured	876.4	882.2	741.2	135.2	18.2%	739.3	137.1	18.5%
Vision	209.0	207.2	154.2	54.8	35.5%	156.5	52.5	33.5%
Other supplemental benefits (G)	134.1	135.4	144.5	(10.4)	-7.2%	146.7	(12.6)	-8.6%

Total Retail	1,219.5	1,224.8	1,039.9	179.6	17.3%	1,042.5	177.0	17.0%

Employer Group
Dental—fully-insured	2,379.7	2,390.6	2,496.1	(116.4)	-4.7%	2,513.5	(133.8)	-5.3%
Dental—ASO	783.7	779.0	872.1	(88.4)	-10.1%	873.0	(89.3)	-10.2%
Vision	2,074.7	2,077.6	2,496.7	(422.0)	-16.9%	2,035.8	38.9	1.9%
Other supplemental benefits (G)	1,287.2	1,291.3	1,342.4	(55.2)	-4.1%	1,358.5	(71.3)	-5.2%

Total Employer Group	6,525.3	6,538.5	7,207.3	(682.0)	-9.5%	6,780.8	(255.5)	-3.8%

Total Specialty Membership	7,744.8	7,763.3	8,247.2	(502.4)	-6.1%	7,823.3	(78.5)	-1.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended September 30,		Dollar	Percentage	Per Member per Month (H) Three Months Ended September 30,
	2014	2013	Change	Change	2014	2013
Premiums and Services Revenue
Retail:
Medicare Advantage	$6,508	$5,552	$956	17.2%	$901	$907
Medicare stand-alone PDPs	804	740	64	8.6%	68	76
Individual commercial	863	246	617	250.8%	262	168
State-based Medicaid (F)	292	76	216	284.2%	408	342
Medicare Supplemental	63	46	17	37.0%	165	166
Specialty	67	54	13	24.1%	18	17
ASO & other services (B)	10	3	7	233.3%

Total Retail	8,607	6,717	1,890	28.1%

Employer Group:
Medicare Advantage fully-insured	1,381	1,193	188	15.8%	953	938
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,335	1,278	57	4.5%	367	357
Specialty	274	273	1	0.4%	16	14
ASO & other services (B)	112	104	8	7.7%

Total Employer Group	3,104	2,850	254	8.9%

Healthcare Services:
Pharmacy solutions	4,373	3,347	1,026	30.7%
Provider services	556	551	5	0.9%
Home based services	184	111	73	65.8%
Integrated behavioral health services	34	33	1	3.0%

Total Healthcare Services	5,147	4,042	1,105	27.3%

Other Businesses:
Military services (I)	91	91	—	0.0%
Puerto Rico Medicaid and other (J)	35	255	(220)	-86.3%	120	139

Total Other Businesses	$126	$346	$(220)	-63.6%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Nine Months Ended September 30,		Dollar	Percentage	Per Member per Month (H) Nine Months Ended September 30,
	2014	2013	Change	Change	2014	2013
Premiums and Services Revenue
Retail:
Medicare Advantage	$19,443	$16,860	$2,583	15.3%	$915	$925
Medicare stand-alone PDPs	2,606	2,286	320	14.0%	75	79
Individual commercial	2,183	723	1,460	201.9%	262	171
State-based Medicaid (F)	667	227	440	193.8%	442	342
Medicare Supplemental	180	133	47	35.3%	163	165
Specialty	192	155	37	23.9%	18	17
ASO & other services (B)	37	7	30	428.6%

Total Retail	25,308	20,391	4,917	24.1%

Employer Group:
Medicare Advantage fully-insured	4,131	3,543	588	16.6%	958	944
Medicare stand-alone PDPs	6	6	—	0.0%
Fully-insured medical commercial	3,985	3,819	166	4.3%	367	354
Specialty	824	823	1	0.1%	16	14
ASO & other services (B)	320	302	18	6.0%

Total Employer Group	9,266	8,493	773	9.1%

Healthcare Services:
Pharmacy solutions	12,480	9,666	2,814	29.1%
Provider services	1,657	1,672	(15)	-0.9%
Home based services	488	289	199	68.9%
Integrated behavioral health	100	96	4	4.2%

Total Healthcare Services	14,725	11,723	3,002	25.6%

Other Businesses:
Military services (I)	297	302	(5)	-1.7%
Puerto Rico Medicaid and other (J)	109	732	(623)	-85.1%	126	134

Total Other Businesses	$406	$1,034	$(628)	-60.7%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

	Three Months Ended September 30,		Year-over-year Change		Per Member per Month (H) Three Months Ended September 30,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$7,889	$6,745	$1,144	17.0%	$910	$913
Medicare stand-alone PDPs	806	742	64	8.6%	68	76

Total Medicare	$8,695	$7,487	$1,208	16.1%

	Nine Months Ended September 30,		Year-over-year Change		Per Member per Month (H) Nine Months Ended September 30,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$23,574	$20,403	$3,171	15.5%	$922	$928
Medicare stand-alone PDPs	2,612	2,292	320	14.0%	75	79

Total Medicare	$26,186	$22,695	$3,491	15.4%

	Ending	Ending	Year-over-year Change
	September 30, 2014	September 30, 2013	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,902.8	2,469.8	433.0	17.5%
Medicare stand-alone PDPs	3,940.8	3,259.3	681.5	20.9%

Total Medicare	6,843.6	5,729.1	1,114.5	19.5%

			Member Mix
	Ending	Ending	September 30,	September 30,
	September 30, 2014	September 30, 2013	2014	2013
Retail Segment Detail
Medicare Advantage Membership
HMO	1,302.9	1,038.7	53.9%	50.8%
PPO	1,115.0	1,005.7	46.1%	49.2%

Total Individual Medicare	2,417.9	2,044.4	100.0%	100.0%

Medicare Advantage Membership
Risk (D)	689.9	550.6	28.5%	27.0%
Path-to-Risk (E)	583.2	434.2	24.1%	21.2%
Other	1,144.8	1,059.6	47.4%	51.8%

Total Individual Medicare	2,417.9	2,044.4	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	9/30/2014	6/30/2014	12/31/2013
Investment Portfolio:
Cash & cash equivalents	$2,705	$1,593	$1,138
Investment securities	8,088	7,565	8,090
Long-term investment securities	1,947	1,895	1,710

Total investment portfolio	$12,740	$11,053	$10,938

Duration (K)	3.72	4.35	4.33

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$2,705	$1,593	$1,138

U.S. Government and agency obligations
U.S. Treasury and agency obligations	852	378	584
U.S. Government residential mortgage-backed	1,546	1,497	1,792
U.S. Government commercial mortgage-backed	23	25	28

Total U.S. Government and agency obligations	2,421	1,900	2,404

Tax-exempt municipal securities
Pre-refunded	166	144	222
Insured	500	526	548
Other	2,472	2,449	2,188
Auction rate securities	13	13	13

Total tax-exempt municipal securities	3,151	3,132	2,971

Residential mortgage-backed
Prime residential mortgages	17	19	21
Alt-A residential mortgages	1	1	1

Total residential mortgage-backed	18	20	22

Commercial mortgage-backed	696	644	673

Asset-backed securities	41	42	63

Corporate securities
Financial services	730	774	825
Other	2,978	2,948	2,842

Total corporate securities	3,708	3,722	3,667

Total investment portfolio	$12,740	$11,053	$10,938

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	September 30,	September 30,	December 31,
	2014	2013	2013
Detail of benefits payable
IBNR and other benefits payable (L)	$3,747	$3,277	$3,199
Unprocessed claim inventories (M)	453	404	313
Processed claim inventories (N)	268	234	202
Payable to pharmacy benefit administrator (O)	208	155	179

Total Benefits Payable	$4,676	$4,070	$3,893

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013
Year-to-date changes in benefits payable, excluding military services (P)
Balances at January 1, net	$3,893	$3,775	$3,775
Acquisitions	—	—	5
Incurred related to:
Current year	28,827	24,738	32,711
Prior years (Q)	(440)	(432)	(474)

Total incurred	28,387	24,306	32,237

Paid related to:
Current year	(24,399)	(21,000)	(29,103)
Prior years	(3,270)	(3,011)	(3,021)

Total paid	(27,669)	(24,011)	(32,124)

Balances at end of period, net	4,611	4,070	3,893
Add: Reinsurance recoverables	65	—	—

Balances at end of period	$4,676	$4,070	$3,893

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2014	September 30, 2013	December 31, 2013
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$28,387	$24,306	$32,237
Military services benefit expense	7	(31)	(27)
Future policy benefit expense (R)	23	86	354

Consolidated Benefit Expense	$28,417	$24,361	$32,564

Humana Inc.

Benefits Payable Statistics (S)

Receipt Cycle Time (T)

	2014	2013	Change	Percentage Change
1st Quarter Average	13.6	12.5	1.1	8.8%
2nd Quarter Average	13.5	13.1	0.4	3.1%
3rd Quarter Average	13.4	13.4	—	0.0%
4th Quarter Average		13.4	NA	NA

Full Year Average	13.5	13.1	0.4	3.1%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4
12/31/2013	$313	1,240	4.5
3/31/2014	$363	1,334	4.9
6/30/2014	$400	1,422	4.5

9/30/2014	$453	1,778	5.2

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	48.0	(1.0)	-2.0%
6/30/2014	49.4	(1.3)	-2.6%

9/30/2014	47.5	(2.0)	-4.0%

Year-to-Date Change in Days in Claims Payable (V)

	YTD 3Q 2014	YTD 2Q 2014
DCP—beginning of period	47.8	47.8
Components of change in DCP:
Change in unprocessed claims inventories	1.4	0.9
Change in processed claims inventories	0.7	2.4
Change in pharmacy payment cutoff	0.1	—
Change in capitation/provider settlements	(3.2)	(1.3)
Change in reinsurance recoverables (W)	0.7	—
All other	—	(0.4)

DCP—end of period	47.5	49.4

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

3Q14 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) from state-based contracts.
(G)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(H)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(I)	Military services revenues are generally not contracted on a per-member basis.
(J)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care insurance policies as well as services revenue.
(K)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(L)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(M)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(N)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(O)	The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(P)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(S)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(T)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 94% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(U)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(V)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(W)	Associated with change in terms of the company’s state-based Medicaid contract in Kentucky